Exhibit 99.01

Flextronics contacts:
Thomas J. Smach
Senior Vice President of Finance
+1.408.576.7722
investor_relations@flextronics.com

Renee Brotherton
Director of Marketing
+1.408.576.7189
renee.brotherton@flextronics.com

FLEXTRONICS ANNOUNCES SETTLEMENT IN BECKMAN COULTER LAWSUIT

Singapore, November 26, 2003 – Flextronics International Ltd. (NASDAQ: FLEX) today announced that a full settlement has been reached in the Beckman Coulter lawsuit. The settlement includes an agreement whereby Flextronics will pay $23 million to Beckman to completely resolve this matter.

“Although the settlement remains larger than we believe the law would have allowed, it relieves the company of the significant burden and distraction that the original verdict imposed,” stated Michael E. Marks, Chief Executive Officer of Flextronics.

The settlement will result in Flextronics recognizing an unusual charge of approximately 3 cents per diluted share in the December quarter for the amount of the settlement in excess of its previous accrual of approximately $8 million for this matter.

About Flextronics
Headquartered in Singapore, Flextronics is the leading Electronics Manufacturing Services (EMS) provider focused on delivering supply chain services to technology companies. Flextronics provides design, engineering, manufacturing, and logistics operations in 29 countries and five continents. This global presence allows for supply chain excellence through a network of facilities situated in key markets and geographies that provide customers with the resources, technology, and capacity to optimize their operations. Flextronics’ ability to provide end-to-end services that include innovative product design, test solutions, manufacturing, IT expertise, network services, and logistics has established the Company as the leading EMS provider with revenues of $13.4 billion in its fiscal year ended March 31, 2003. For more information, please visit www.flextronics.com.

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